UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
February 9, 2006
(Date of earliest event reported)
Volcom, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-51382 (Commission File Number)	33-0466919 (IRS Employer Identification No.)

1740 Monrovia Avenue, Costa Mesa, California (Address of principal executive offices)		92627 (Zip Code)
Registrant’s telephone number, including area code: (949) 646-2175

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
SIGNATURE

Item 1.01 Entry into a Material Definitive Agreement.
     On February 9, 2006, the Compensation Committee of Volcom, Inc. (the “Company”) completed its annual performance and compensation review of the Company’s executive officers, and approved compensation for performance during the second half of 2005. The following is a description of the compensation arrangements that were approved.
Annual Base Salary
     The Compensation Committee approved changes in the base salaries of the Chief Executive Officer and the four next most highly compensated executive officers of the Company (the “Named Executive Officers”), effective as of January 1, 2006, as follows:

		New Base
Named Executive Officer	Title	Compensation(1)
Richard R. Woolcott(2)	President and Chief Executive Officer	$375,000

Douglas P. Collier	Chief Financial Officer, Secretary and Treasurer	$300,000

Jason W. Steris	Chief Operating Officer	$300,000

Tom D. Ruiz	Vice President of Sales	$300,000

Troy C. Eckert	Vice President of Marketing	$225,000

(1)	The Named Executive Officers are also eligible for certain tax planning services that will be paid by the Company. Such services are estimated at approximately $7,000 per year.

(2)	Mr. Woolcott will also receive a car allowance of $1,500 per month.
Cash Bonus for Performance in 2005
     The Compensation Committee approved the following cash bonus payments based upon pre-determined pre-tax profit targets in 2005 that were established by the Company prior to the Company’s June 29, 2005 initial public offering (the “IPO”). These payments are for Company performance during the six months ended December 31, 2005 and do not include the bonus payments paid in July 2005 for performance prior to the IPO.

Executive Officer	Bonus
Richard R. Woolcott	$154,240
Douglas P. Collier	$154,240
Jason W. Steris	$154,240
Tom D. Ruiz	N/A	(1)
Troy C. Eckert	$50,000

(1)	Tom D. Ruiz received sales commissions of $250,000 for full year 2005 sales performance but was not eligible to receive a cash bonus for Company performance.

2006 Cash Bonus Plan
     On February 9, 2006, the Compensation Committee also approved bonus plans for the Named Executive Officers. The bonus plans are summarized below.
     The 2006 Cash Bonus Plan is designed to reward executive and senior management-level employees for both their (i) individual performance and (ii) for the Company’s performance. The potential bonus is between 50% and 75% of the officer’s base salary based on position. Increasing portions of compensation are “at risk” depending upon Company performance for those members of executive and senior management with the greatest influence on corporate results. Cash bonuses under the plan will be paid annually in a lump sum to those officers employed by the Company at December 31, 2006.
     Individual Performance Bonus. Individual performance bonuses are measured against pre-determined objectives that reflect what each executive or senior member of management must do in order for Volcom to meet its short-and long-term business goals. Individual objectives vary in detail and subject matter based on the officer’s department. Examples of objectives could be achieving sales, financial, profit margin and development objectives; executing strategic transactions; increasing productivity and operating measures and identifying and implementing cost reduction and efficiency measures.
     Company Performance Bonus. Company performance bonuses are measured against pre-determined performance thresholds based on earnings per share.
     The bonus percentage and percentage of the bonus based upon individual performance and Company performance is as follows:

	Bonus Potential as	Bonus Potential	Bonus Potential
	a Percentage of	Based on Individual	Based on Company
Executive Officer	Salary	Goals	Goals	Total Bonus Potential
Richard R. Woolcott	75%	0	100%	$281,250
Douglas P. Collier	75%	0	100%	$225,000
Jason W. Steris	75%	0	100%	$225,000
Tom D. Ruiz(1)	N/A	N/A	N/A	N/A	(1)
Troy C. Eckert	50%	50%	50%	$112,500

(1)	Mr. Ruiz’s bonus is tied to achieving certain pre-determined sales targets (up to $125,000) and achieving certain pre-determined margin targets (up to $105,000) for total commission potential of $230,000.
The potential bonus is paid out upon the Company and the individual attaining the pre-determined performance targets.
Stock Option Grants
     The Compensation Committee did not authorize the grant of any stock options to the Named Executive Officers at the February 9, 2006 meeting.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Volcom, Inc. (Registrant)
Date: February 10, 2006	By:	/s/ S. HOBY DARLING
S. Hoby Darling
Vice President of Strategic Development, General Counsel